Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in the Prospectus constituting part of this Post Effective Amendment No. 2 to the Registration Statement on Form SB-2 (No. 333-130769) of our report dated February 24, 2006 relating to the consolidated balance sheets of Cadence Resources Corporation and Subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years then ended, appearing in such Prospectus.
We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

RACHLIN COHEN & HOLTZ LLP

Miami, Florida
November 10, 2006